Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Metalico, Inc. of our report dated March 16, 2009, except the retrospective adoption of accounting guidance related to noncontrolling interests described in Note 25, as to which the date is March 16, 2010, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ McGladrey & Pullen, LLP
Peoria, Illinois
January 31, 2011